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For Immediate Release
CONTACT:                                             MEDIA CONTACT:
James B. Dale, Chief Financial Officer               Jerry Daly or Carol McCune
847-228-5401 x 361                                   703-435-6293
jimdale@arlingtonhospitality.com                     jerry@dalygray.com


       ARLINGTON HOSPITALITY, INC. SETS AUCTION DATE OF NOVEMBER 14, 2005
              FOR SALE OF SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS


         ARLINGTON HEIGHTS, Ill., October 14, 2005--Arlington Hospitality, Inc. (HOST.PK), a hotel development and management company, today announced that it has obtained court approval for the bidding guidelines and procedures for the Chapter 11 auction sale of substantially all of the company's assets. The U.S. Bankruptcy Court for the Northern District of Illinois scheduled November 14, 2005 at 11:00 a.m. Central Time as the date and time for the auction to sell the company's assets to the qualified bidder, or bidders, submitting the highest and best acceptable and binding bid(s). The sale approval hearing was set for November 17, 2005 at 9:30 a.m. Central Time. A copy of the Bidding Procedures Order (including the bidding procedures) has been included as an attachment to a Form 8-K filed with the Securities and Exchange Commission today.
         As previously announced, Arlington Hospitality, Inc. has retained Chanin Capital, L.L.C., an affiliate of Chanin Capital Partners, to maximize the value of the company's assets for all stakeholders by conducting an auction pursuant to section 363 of Chapter 11 of the U.S. Bankruptcy Code. Pursuant to the sale order entered October 12, 2005, "stalking horse" bids for the company are due by October 21, 2005. The company may select a "stalking horse" from bids submitted by that initial deadline and provide the "stalking horse" bidder(s) with the protections of a break-up fee should the bidder(s) not be successful at the auction. The bid


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deadline to participate in the auction is November 10, 2005. The auction will be held on November 14, 2005. Parties interested in participating in the sale process as a "stalking horse" or as a bidder at the final auction should contact Richard Morgner, managing director and head of mergers & acquisitions for Chanin at (212) 758-2629 or via email at rmorgner@chanin.com, or David MacGreevey, vice president for Chanin at (212) 758-2629 or via email at dmacgreevey@chanin.com.
         On June 22, 2005, Arlington Inns, Inc., a wholly owned subsidiary of Arlington Hospitality, Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois. On August 31, 2005, Arlington and nearly all of its remaining wholly-owned subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Court, and subsequent to such filing, the two petitions were consolidated into a single matter, In re Arlington Hospitality, Inc., et al., No. 05 B 34885.
         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD), with over 100 properties. Currently, Arlington Hospitality, Inc. owns or manages 34 AmeriHost Inn hotels in nine states, for a total of 2,334 rooms, with additional AmeriHost Inn & Suites hotels under development.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005 under the section



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headed "Management's Discussion and Analysis of Financial Condition and Results
of Operations - Risk Factors." Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company's ability to continue as a going concern; the Company's ability to obtain competitive bids for its assets at the Chapter 11 auction for the sale of its assets; the ability of the Company to obtain court approval with respect to motions in the Chapter 11 proceeding; risks associated with the Chapter 11 trustee or third parties seeking to convert the case to a Chapter 7 case; the Company's ability to obtain additional debtor-in-possession financing if needed; and the Company's ability to maintain contracts that are critical to its operations.





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